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                                                                    Exhibit 17.1

                                Herbert A. Morey
                                18 Griswold Road
                                  Rye, NY 10580




March 1, 2006




Mr. Geoffrey P. Jurick, Chairman
Emerson Radio Corporation
Nine Entin Road
Parsippany, NJ 07054


Dear Geoff:

It is with deep sadness and regret that I send you this letter of resignation from the Emerson Radio Corporation Board of Directors, including my positions as chairman of the Audit Committee, the Nominating Committee, and the Special Committee.

Unfortunately, your decision to sell your significant common stock holding in the Company and the series of events that followed has driven a wedge between us and adversely affected our professional and personal relationship of some fifteen years.

I have an enormous allegiance and respect for the faithful employees and independent directors of the Company and it is painful for me to severe my contact with them.

In accordance with Item 6 of Form 8-K and Item 7 of Schedule 14A, I request that you disclose this letter and that you file a copy of this letter as an exhibit to the Company's Form 8-K.

With sincere regret,

Herbert A. Morey

cc: Board of Directors